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FOR IMMEDIATE RELEASE
July 26, 2000

ALLEGIANT AGREES TO ACQUIRE EQUALITY

ST. LOUIS, July 26, 2000 - Allegiant Bancorp, Inc. (Nasdaq: ALLE - "Allegiant") and Equality Bancorp, Inc. (AMEX: EBI - "Equality") said today they have signed a definitive agreement for the acquisition of Equality by Allegiant.

Allegiant and Equality are both headquartered in St. Louis, Missouri. Allegiant has sixteen banking offices in the St. Louis, Missouri Metropolitan area and Equality has seven locations plus three loan production offices. The acquisition, which is subject to shareholder and regulatory approval, is expected to close in the second half of this year. Under the terms of the agreement, Allegiant will exchange a total of approximately 2.7 million shares of its common stock for all of the outstanding common stock of Equality. Each share of Equality is to be exchanged for 1.118 shares of Allegiant.

The combined company will be the tenth largest banking institution in the State of Missouri and the second largest publicly owned bank in St. Louis. Allegiant reported total assets of $827 million at June 30, 2000 representing a 30% increase from one year earlier. Equality reported assets of $329 million at June 30, 2000. Following the merger, Allegiant Bank will have combined assets exceeding $1.1 billion, over $800 million of both loans and deposits and total equity and reserves in excess of $100 million. "The St. Louis market has been greatly affected by the recent consolidation among financial institutions and Allegiant and Equality have both been successful in increasing market share by focusing on personal service. Allegiant and Equality, share the same philosophy of being responsive to our customers and being active in the St. Louis community," said Shaun Hayes, President and CEO of Allegiant.

Mr. Hayes continued, "We feel that Equality has excellent branches in locations that will be a nice compliment to Allegiant's branches. There will be 23 banking centers, with 14 locations in communities south of Highway 40. One of our locations will be within 20 minutes of almost anywhere in the St. Louis Missouri metropolitan area. Our locations will be convenient to our customers and will efficiently service our expanded base of core deposits."

"Equality was founded in 1884 and is the oldest savings bank chartered in the State of Missouri. Our combined company will continue to offer personal service to our loyal customers and we are excited that they will have access to an expanded range of products and services. Our combined company will offer a full range of products and services including mortgage banking, brokerage services, insurance products, trust services, on-line banking and cash management products in addition to traditional retail and commercial loan and deposit products," said Richard Fellhauer, Chairman of the Board, President and CEO of Equality.

"It was very important to us to select a partner that shares our strong commitment to the St. Louis community. We feel our acquisition by Allegiant will serve the best long-term



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interests of our people, our customers, our shareholders and the communities we serve. We believe that the St. Louis community wants a local bank with local ownership. Our customers want to be able to sit down and talk with banking personnel that live and work in their community. Both of our companies have always believed that local managers and local owners make better decisions for our community," added Fellhauer.

Both companies have a strong retail banking focus. The combined company will also benefit from the expertise of commercial bankers of Allegiant and the successful mortgage banking operations of Equality. Both companies have strong asset quality with nonperforming assets below other financial institutions in their peer groups. The combined entity ultimately will also benefit from significant economies of scale by combining data processing, bookkeeping and operation areas as well as benefiting from shared marketing and business development efforts. The combined company will be able to reach more customers and will more visible in the St. Louis community as evidenced by Allegiant recently being named as the official bank of the World Champion St. Louis Rams. When closed, the transaction is expected to be accretive to both Allegiant's book value and earnings per share.

This news release contains forward-looking statements about Allegiant and its proposed acquisition of Equality. These statements include descriptions of (a) the anticipated closing date of the transaction and
(b) plans and objectives of Allegiant's management for future operations, products and services of Equality following the transaction. Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors--many of which are beyond Allegiant's control--could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Allegiant's reports filed with the SEC, including Allegiant's Form 10-Q for the quarter ended March 31, 2000 and/or Form 10-K for the year ended December 31, 1999, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with Allegiant's business and operations. Other factors described in these reports include changes in business and economic conditions, competition, fiscal and monetary policies.

This news release may be deemed to be solicitation material in respect of the proposed acquisition of Equality by Allegiant. Equality and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. In connection with the proposed transaction, Allegiant will file a registration statement on Form S-4 with the SEC. Shareholders of Allegiant and Equality are encouraged to read the registration statement, including the final proxy statement-prospectus that will be part of the registration statement, because it will contain important information about the proposed merger. After the registration statement is filed with the SEC, it will be available for free, both on the SEC's web site (www.sec.gov) and from Equality's and Allegiant's respective
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corporate secretaries.